Exhibit 99.1

FOR RELEASE, Wednesday, June 23, 2021	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2021 SECOND QUARTER RESULTS
Revenues Totaled $1.44 Billion, up 58%
Diluted Earnings Per Share Grew 173% to $1.50
Gross Margin Expanded to 21.4%; Operating Income Margin Improved to 11.3%
Backlog Value Increased 126% to $4.29 Billion

LOS ANGELES (June 23, 2021) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2021.
“Our second quarter results reflect the sustained strength and health of our business. In particular, our ability to optimize our assets was evident in our gross margin rising above 21%, which drove our operating margin to exceed 11%, both of which represented the best quarterly margins we have generated in many years,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Operationally, our team remains resilient, focused on delivering exceptional customer satisfaction amid the challenges associated with the incredible demand and supply chain constraints that have characterized this housing market over the past year. As we continue to generate strong net orders, we have also been able to scale up our production, matching starts to sales.”
“With a backlog value above $4 billion, we are poised to deliver a substantial increase in revenue this year, at solid margins that we anticipate will contribute to a return on equity of roughly 20%. As we look to 2022, our backlog, together with our expected community count growth, positions our company for another year of healthy expansion.”
Three Months Ended May 31, 2021 (comparisons on a year-over-year basis)
The Company’s results for the comparable 2020 quarter were adversely impacted by the outbreak of the COVID-19 pandemic and the extensive and restrictive public health measures implemented during that period to contain and combat the outbreak.
•Revenues increased 58% to $1.44 billion.
•Homes delivered rose 40% to 3,504.
•Average selling price increased 13% to $409,800.
•Homebuilding operating income grew 216% to $162.9 million from $51.6 million. The homebuilding operating income margin increased 560 basis points to 11.3%. Excluding $.5 million of inventory-related charges in the 2021 second quarter, and $4.4 million of inventory-related charges and $6.7 million of severance charges in the year-earlier quarter, this metric improved to 11.4% from 6.9%.
◦The housing gross profit margin expanded 320 basis points to 21.4%. Excluding inventory-related charges, the housing gross profit margin improved to 21.5% from 18.7%.

▪The housing gross profit margin improvement mainly reflected a favorable pricing environment due to the strength of housing market demand and the limited supply of available homes for sale, increased operating leverage due to higher revenues, and lower amortization of previously capitalized interest.
▪Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, increased to 24.2% from 21.9%.
◦Selling, general and administrative expenses as a percentage of housing revenues improved to 10.1% from 12.6%, primarily reflecting the continued impact from targeted actions the Company took to reduce overhead costs in the early stages of the COVID-19 pandemic; increased operating leverage from higher revenues; and the above-noted severance charges in the year-earlier quarter.
•The Company’s financial services operations generated pretax income of $10.6 million, which increased 40%, mainly due to higher income from its mortgage banking joint venture, KBHS Home Loans, LLC.
◦KBHS Home Loans, LLC originated 75% of the residential mortgage loans the Company’s homebuyers obtained to finance their home purchase, achieving essentially the same level as in the year-earlier quarter.
•Total pretax income grew 156% to $173.7 million. As a percentage of revenues, pretax income increased 470 basis points to 12.1%.
•The Company’s income tax expense and effective tax rate were $30.3 million and approximately 17%, respectively, compared to income tax expense of $15.8 million and an effective tax rate of approximately 23%. The lower effective tax rate primarily reflected an increase in federal energy tax credits the Company earned from building energy efficient homes.
•Net income of $143.4 million and diluted earnings per share of $1.50 increased 176% and 173%, respectively, compared to net income of $52.0 million and diluted earnings per share of $.55.
Six Months Ended May 31, 2021 (comparisons on a year-over-year basis)
•Homes delivered increased 21% to 6,368.
•Average selling price rose to $404,100, up 7%.
•Revenues of $2.58 billion were up 30%.
•Pretax income grew 118% to $297.2 million.
•Net income increased 115% to $240.4 million and diluted earnings per share rose 112% to $2.52.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Net orders for the quarter grew 145% to 4,300, the Company’s highest second-quarter level in 14 years, with net order value increasing by $1.35 billion, or 196%, to $2.04 billion. Both net orders and net order value rose in all of the Company’s four regions, with net order value growth ranging from 118% in the Central region to 406% in the Southeast region.
◦The cancellation rate as a percentage of gross orders for the quarter improved to 9% from 43%. The cancellation rate in the year-earlier period largely reflected the Company’s proactive efforts to assure a backlog of qualified homebuyers amid the unprecedented nationwide economic and employment disruptions resulting from the outbreak of the COVID-19 pandemic.

•Ending backlog grew 98% to 10,034 homes, driving a 126% increase in ending backlog value to $4.29 billion. Each of the Company’s four regions generated a triple-digit increase in backlog value, ranging from 105% in the Central region to 155% in the Southeast region.
•Strong housing demand drove an increase in the Company’s average monthly net orders per community to 7.0 from 2.4, which accelerated community closeouts during the quarter. As a result, the Company’s average community count decreased 17% to 205, and its ending community count was 200, compared to 244.
Balance Sheet as of May 31, 2021 (comparisons to November 30, 2020)
•Cash and cash equivalents totaled $608.1 million, compared to $681.2 million.
◦The Company had total liquidity of $1.40 billion, including cash and cash equivalents and $787.6 million of available capacity under its unsecured revolving credit facility. The Company has not borrowed under the facility since 2019.
•Inventories increased 10% to $4.27 billion.
◦Investments in land acquisition and development for the six months ended May 31, 2021 rose 79% to $1.13 billion, compared to $633.5 million for the year-earlier period.
◦The Company’s lots owned or under contract increased to 77,458, up 16% from November 30, 2020 and 28% year over year.
▪Of the Company’s total lots, approximately 55% were owned and 45% were under contract.
▪The Company’s 42,733 owned lots represented a supply of approximately 3.6 years, based on homes delivered in the trailing 12 months.
•Notes payable of $1.75 billion were essentially unchanged.
◦The Company’s debt to capital ratio improved 190 basis points to 37.7%. The Company’s net debt to capital ratio of 28.3% improved 30 basis points. On a year-over-year basis, the debt to capital ratio and net debt to capital ratio improved 380 basis points and 410 basis points, respectively.
◦In May 2021, Moody’s Investors Service upgraded the Company’s corporate credit rating to Ba2 from Ba3 and changed the rating outlook to stable from positive.
•On June 9, 2021, the Company completed the issuance of $390.0 million in aggregate principal amount of 4.00% senior notes due 2031, and used a portion of the net proceeds to purchase, pursuant to a tender offer that expired the previous day, $269.8 million in aggregate principal amount of its outstanding $450.0 million of 7.00% senior notes due December 15, 2021. The Company intends to use the remaining net proceeds together with cash on hand to redeem the remainder of these notes at par value on September 15, 2021.
◦The Company expects to recognize a charge of approximately $5.0 million for the early extinguishment of debt in the 2021 third quarter.
◦The recently completed transactions, together with the planned redemption of the remaining $180.2 million of 7.00% senior notes on September 15, 2021, will effectively extend the weighted average maturity of the Company’s senior notes by more than two years and reduce its weighted average borrowing rate by approximately 70 basis points.
Environmental, Social and Governance (“ESG”) News
•On April 13, 2021, the Company was named an ENERGY STAR® Partner of the Year — Sustained Excellence Award Winner for the 11th consecutive year by the U.S. Environmental Protection Agency.

The Company has built over 150,000 ENERGY STAR certified homes, more than any other homebuilder in the nation.
•On Earth Day, April 22, 2021, the Company released its 14th Annual Sustainability Report, which details its priorities and achievements in three core areas: environmental sustainability, social responsibility and economic sustainability; and highlights the Company’s evolving ESG standards and practices as part of its focus on long-term value creation. The full report can be found on the Company’s website.
Conference Call
The conference call to discuss the Company’s 2021 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built nearly 650,000 quality homes in our more than 60-year history. Today, KB Home operates in 45 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, particularly lumber; consumer and producer price inflation; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the Coronavirus Aid, Relief, and Economic Security Act, relief provisions for outstanding mortgage loans and any extensions or broadening thereof, the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture with Stearns Ventures, LLC; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and civil unrest, whether due to political events, efforts to institute law enforcement and other social and political reforms, or otherwise, and the impacts of implementing or failing to implement any such reforms; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2021 and 2020
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2021	2020	2021	2020
Total revenues	$1,440,892	$913,970	$2,582,630	$1,989,905
Homebuilding:
Revenues	$1,436,035	$910,280	$2,574,043	$1,982,662
Costs and expenses	(1,273,133)	(858,691)	(2,297,047)	(1,870,878)
Operating income	162,902	51,589	276,996	111,784
Interest income	241	442	894	1,377
Equity in income (loss) of unconsolidated joint ventures	(127)	8,154	177	10,059
Homebuilding pretax income	163,016	60,185	278,067	123,220
Financial services:
Revenues	4,857	3,690	8,587	7,243
Expenses	(1,253)	(883)	(2,453)	(1,845)
Equity in income of unconsolidated joint ventures	7,044	4,797	13,014	8,019
Financial services pretax income	10,648	7,604	19,148	13,417
Total pretax income	173,664	67,789	297,215	136,637
Income tax expense	(30,300)	(15,800)	(56,800)	(24,900)
Net income	$143,364	$51,989	$240,415	$111,737
Earnings per share:
Basic	$1.55	$.57	$2.60	$1.23
Diluted	$1.50	$.55	$2.52	$1.19
Weighted average shares outstanding:
Basic	92,087	90,493	91,904	90,169
Diluted	95,379	93,472	95,143	93,628

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2021	November 30, 2020
Assets
Homebuilding:
Cash and cash equivalents	$608,069	$681,190
Receivables	271,080	272,659
Inventories	4,272,566	3,897,482
Investments in unconsolidated joint ventures	45,358	46,785
Property and equipment, net	69,336	65,547
Deferred tax assets, net	199,445	231,067
Other assets	115,233	125,510
	5,581,087	5,320,240
Financial services	37,846	36,202
Total assets	$5,618,933	$5,356,442

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$316,989	$273,368
Accrued expenses and other liabilities	665,690	667,501
Notes payable	1,747,447	1,747,175
	2,730,126	2,688,044
Financial services	1,942	2,629
Stockholders’ equity	2,886,865	2,665,769
Total liabilities and stockholders’ equity	$5,618,933	$5,356,442

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2021 and 2020
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2021	2020	2021	2020
Homebuilding revenues:
Housing	$1,436,032	$909,978	$2,573,385	$1,981,788
Land	3	302	658	874
Total	$1,436,035	$910,280	$2,574,043	$1,982,662

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,128,017	$744,151	$2,029,195	$1,629,632
Land	1	302	732	874
Subtotal	1,128,018	744,453	2,029,927	1,630,506
Selling, general and administrative expenses	145,115	114,238	267,120	240,372
Total	$1,273,133	$858,691	$2,297,047	$1,870,878

Interest expense:
Interest incurred	$31,110	$31,055	$62,202	$62,017
Interest capitalized	(31,110)	(31,055)	(62,202)	(62,017)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$39,600	$28,746	$72,250	$63,321
Depreciation and amortization	8,068	7,815	15,792	15,744

Average selling price:
West Coast	$622,000	$567,200	$603,300	$591,900
Southwest	360,900	317,100	356,900	316,700
Central	317,000	297,600	312,200	295,200
Southeast	293,500	292,300	291,200	292,100
Total	$409,800	$364,100	$404,100	$377,400

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2021 and 2020 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2021	2020	2021	2020
Homes delivered:
West Coast	1,006	585	1,890	1,379
Southwest	715	552	1,249	1,155
Central	1,232	955	2,243	1,923
Southeast	551	407	986	794
Total	3,504	2,499	6,368	5,251

Net orders:
West Coast	1,300	555	2,460	1,534
Southwest	924	305	1,791	1,070
Central	1,292	719	2,890	1,936
Southeast	784	179	1,451	713
Total	4,300	1,758	8,592	5,253

Net order value:
West Coast	$937,416	$324,936	$1,716,967	$923,352
Southwest	374,700	99,464	708,619	356,684
Central	463,746	212,445	1,016,687	585,926
Southeast	260,975	51,599	463,632	205,136
Total	$2,036,837	$688,444	$3,905,905	$2,071,098

	May 31, 2021		May 31, 2020
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,594	$1,729,370	1,198	$705,357
Southwest	2,063	786,578	1,153	380,454
Central	3,684	1,249,238	2,001	609,156
Southeast	1,693	529,737	728	208,050
Total	10,034	$4,294,923	5,080	$1,903,017

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, neither of which is calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2021	2020	2021	2020
Housing revenues	$1,436,032	$909,978	$2,573,385	$1,981,788
Housing construction and land costs	(1,128,017)	(744,151)	(2,029,195)	(1,629,632)
Housing gross profits	308,015	165,827	544,190	352,156
Add: Inventory-related charges (a)	457	4,379	4,521	10,051
Housing gross profits excluding inventory-related charges	308,472	170,206	548,711	362,207
Add: Amortization of previously capitalized interest (b)	39,600	28,746	72,096	63,321
Adjusted housing gross profits	$348,072	$198,952	$620,807	$425,528
Housing gross profit margin	21.4%	18.2%	21.1%	17.8%
Housing gross profit margin excluding inventory-related charges	21.5%	18.7%	21.3%	18.3%
Adjusted housing gross profit margin	24.2%	21.9%	24.1%	21.5%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
(b)    Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	May 31, 2021	November 30, 2020
Notes payable	$1,747,447	$1,747,175
Stockholders’ equity	2,886,865	2,665,769
Total capital	$4,634,312	$4,412,944
Ratio of debt to capital	37.7%	39.6%

Notes payable	$1,747,447	$1,747,175
Less: Cash and cash equivalents	(608,069)	(681,190)
Net debt	1,139,378	1,065,985
Stockholders’ equity	2,886,865	2,665,769
Total capital	$4,026,243	$3,731,754
Ratio of net debt to capital	28.3%	28.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.